Exhibit 10.8

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of the 16th day of May, 2008, by and between ArkivMusic, LLC, a New York limited liability company (the “Company”), and Eric Feidner (the “Executive”).

WHEREAS, the Executive is currently employed by the Company;

WHEREAS, Steinway Musical Instruments, Inc. (“SMI”) has entered into an agreement with the Executive and the other members of the Company to acquire 100% of the membership interests of the Company (the “Transaction”); and

WHEREAS, it is a condition to SMI’s obligation to acquire the Company that the Executive enter into this Agreement.

NOW THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Term of Employment. The Company agrees to employ the Executive and the Executive hereby agrees to accept employment, commencing effective on the date of the closing of the Transaction (the “Commencement Date”), and continuing until the third anniversary of such date (the “Initial Term”), unless otherwise terminated in accordance with the terms set forth in Paragraph 7 of this Agreement. Thereafter, the Executive’s employment shall continue pursuant to the terms of this Agreement until terminated in accordance with Paragraph 7 of this Agreement (the Initial Term, as it may be extended, the “Term”).

2. Duties and Responsibilities.

a. The Executive shall be employed as the President of the Company, and shall perform such duties as are from time to time assigned to him by the Chief Executive Officer of SMI and that are ordinarily and customarily performed by a person holding such position. The Executive shall report to the Chief Executive Officer of SMI.

b. During the Term, the Executive agrees to devote his entire business time, attention, energies and his best efforts to the performance of his duties.

3. Compensation.

a. For all services to be performed by the Executive during the Term, the Company shall pay to him, together with other compensation as hereinafter provided, an annual salary (the “Base Salary”) of $153,000 (subject to such deductions and withholdings as may be required by law or by further agreement with the Executive), beginning on the Commencement Date.

b. The Executive shall be eligible to receive annual salary increases and/or annual bonuses, based on his performance of his duties, but any such increases or bonuses shall be in the sole and absolute discretion of SMI.

4. Benefits. In addition to any other items of compensation provided for in this Agreement, the Executive shall be entitled to the following benefits (the “Benefits”):

a. The Executive shall be entitled to participate in any life insurance, health, medical, disability or other plans or benefits, whether insured or self-insured, which SMI in its sole and absolute discretion may make available generally from time to time to executives of the Company.

b. The Executive shall be entitled to vacation in accordance with SMI’s current vacation policy during each year of this Agreement.

5. Reimbursement of Expenses. In accordance with SMI’s reimbursement policies, the Executive shall be entitled to be reimbursed for all reasonable travel and entertainment expenses that are (i) incurred by him in the performance of his duties hereunder and (ii) evidenced by appropriate documentation.

6. Restrictive Covenants. The Executive acknowledges that certain of the Company’s products and services are proprietary in nature and have been manufactured, assembled and marketed through the use of customer lists, supplier lists, trade secrets, methods of operation and other confidential information possessed by the Company and disclosed in confidence to the Executive (the “Trade Secrets”), which may not be easily accessible to other persons in the industry. The Trade Secrets shall not include information that is readily available to the general public, so long as such information did not become available to the general public as a direct or indirect result of the Executive’s breach of this Paragraph 6. The Executive also acknowledges that he will have substantial and ongoing contact with the Company’s customers and suppliers and will thereby gain knowledge of customer needs and references, sources of equity funding, sources of supply, methods of assembly and other valuable information necessary for the success of the Company’s business. Therefore, during the time the Executive is employed under the provisions of this Agreement and until the date of the first anniversary of the termination of the Executive’s employment, the Executive shall not, without the prior written consent of the Company:

a. Solicit any person employed by the Company or any affiliate of the Company, appointed as a representative of the Company, or any affiliate of the Company, to join him as a partner, co-venturer, employee, investor or otherwise, in any substantial business activity whatsoever;

b. Intentionally disclose or reveal any Trade Secrets or other confidential information of the Company to anyone which disclosure results in harm to the Company; or

c. Engage in any Competitive Business Activity or become employed by, or associated with, any entity that owns, operates, manages or has a substantial interest in any Competitive Business Activity, or exploits or utilizes any of the Trade Secrets (in any case, other than through an investment by the Executive in five percent (5%) or less of the equity interest in any publicly-traded company on a fully diluted basis). For purposes hereof, “Competitive Business Activity” means the sale or delivery of pre-recorded classical or jazz music or any other significant business in which the Company is engaged at the time of the Executive’s termination of employment.

7. Termination. The Executive’s employment with the Company shall terminate upon the earliest to occur of: (i) the Executive’s death or Disability; (ii) the termination of the Executive’s employment by the Company for Cause or without Cause and (iii) the termination of the Executive’s employment by the Executive at any time for any reason whatsoever, including, without limitation, resignation or for Good Reason.

(a) For purposes of this Agreement, the following terms shall have the following meanings:

(i)

“Cause” shall mean (i) any felony committed by the Executive in connection with the performance of the Executive’s duties to the Company that causes damage to the Company or any of its affiliates or any of their respective properties, assets or businesses; (ii) any fraud, misappropriation or embezzlement by the Executive involving properties, assets or funds of the Company or any of its affiliates; (iii) a conviction of the Executive, or plea of nolo contendere by the Executive, to any crime of moral turpitude or offense involving monies or other property of the Company or any of its affiliates; (iv) the violation by the Executive of any non-competition, non-solicitation or confidentiality agreement with the Company or any of its affiliates, or (v) willful and repeated failure of the Executive to perform the duties required by this Agreement.

(ii)

“Disability” shall mean a physical or mental incapacity that prevents the Executive from performing the essential functions of his position with the Company for a period of one hundred eighty (180) or more days, whether or not consecutive, occurring within any period of twelve (12) consecutive months as determined (A) in accordance with any long-term disability plan provided by SMI in which the Executive is a participant, or (B) by SMI based on the opinion of a licensed healthcare professional.

(iii)

“Good Reason” shall mean the Executive’s resignation within sixty (60) days after the occurrence of one or more of the following actions taken by SMI without the Executive’s consent: (A) a material and permanent diminution of the Executive’s duties and responsibilities to the Company, or (B) a material decrease in the Executive’s Base Salary.

(b) Upon any termination of the Executive’s employment, he shall be entitled to payment of any earned but unpaid portion of the Base Salary, vested benefits in accordance with any Company benefit plans in which the Executive is a participant, and unreimbursed business expenses in accordance with applicable Company policy, in each case with respect to the period ending on the date of termination (the “Termination Payments”).

(c) In addition to the Termination Payments provided in Paragraph 7(b), if and only if the Executive’s employment is terminated during the Initial Term due to (i) Death, (ii) Disability, (iii) by the Company without Cause or (iv) by the Executive for Good Reason, then the Company shall pay the Executive in equal monthly installments during the remainder of the Initial Term severance compensation equal to the monthly amount of Base Salary that would have otherwise been paid the Executive during the balance of the Initial Term. In the event that the Executive’s employment is terminated due to any of the foregoing reasons after the expiration of the Initial Term, the Company shall pay the Executive severance compensation equal to six (6) months of Base Salary, payable by the Company in six equal monthly installments.

(d) Notwithstanding anything contained in this Paragraph 7, the right to any payment provided for in Paragraph 7(c) shall be conditioned upon the execution and delivery by the Executive of a general release of claims, substantially in the form attached hereto as Exhibit A (the “Release”), in favor of the Company and its affiliates, which general release remains unrevoked after the end of any statutorily required period; provided, the payment provided for in Paragraph 7(c) shall not be conditioned upon the execution and delivery of the Release in the event of the Executive’s death or Disability.

8. Indemnification. The Company agrees to indemnify the Executive to the same extent that the Company agrees to indemnify other officers and directors of the Company in their capacity as such. The Company further agrees that such indemnification shall survive the Executive’s resignation, termination or expiration of this Agreement, with respect to actions taken by him during his employment with the Company, unless such actions could have been grounds for termination for Cause.

9. Employment Benefits to Continue After Termination. If the Executive’s employment is terminated by the Company or by his resignation, he shall be entitled to continue to participate in any health and medical plans maintained by the Company at his employee rate if he so elects and pays the premium cost of such insurance in advance to the Company until such time as he becomes a participant in another plan or for an additional period of time in accordance with governmental laws and regulations. The Company is not obligated to maintain any such benefit plans under this Agreement.

10. Entire Agreement. This Agreement constitutes the entire understanding between the parties in connection with the subject matter hereof and supersedes any and all prior agreements or understandings between the parties. This Agreement may only be changed by a written instrument duly executed by each party.

11. Binding Nature of Agreement Assignment. This Agreement shall be binding upon the parties hereto, the heirs and legal representatives of the Executive and the successors and assigns of the Company.

12. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof.

13. Construction and Jurisdiction.

a. If any legal action relating to or other proceeding is brought by any party for the enforcement of this Agreement, or because of an alleged dispute, breach or default in connection with any provisions of this Agreement, such action shall be commenced in the State of Delaware, and the parties hereto agree that such State shall have exclusive jurisdiction thereof.

b. The prevailing party shall be entitled to recover reasonable attorney’s fees and other reasonable costs incurred in such action or proceeding in addition to any other relief to which it may be entitled.

c. The parties hereby further agree that, in connection therewith, service of process by registered or certified mail or in person shall confer jurisdiction over them.

14. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision or provisions were omitted.

15. Paragraph Headings. The section headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof.

16. Waiver of Breach. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver by said party of any other or subsequent breach.

17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

18. Notices. All notices and other communications required or permitted to be given under the terms of this Agreement shall be given in writing and shall be deemed to have been duly given (a) when delivered personally, (b) if sent by telecopy, when receipt thereof is acknowledged at the telecopy number listed below for the receiving party, (c) the day following the day on which the same has been delivered prepaid for overnight delivery to a national air courier service or (d) three (3) days following deposit in the United States mail, registered or certified, postage prepaid, in each case addressed as follows (or to such other addresses that may have been designated by the respective parties hereto for this purpose):

If to the Executive: 341 Newtown Turnpike Wilton, CT 06897 Fax:	With a copy to: McCausland Keen & Buckman Radnor Court, Suite 160 259 North Radnor-Chester Rd. Radnor, PA 19087 Fax:********** Attn: Christopher F. Wright, Esq.

If to the Company: c/o Steinway Musical Instruments, Inc. 800 South Street, Suite 305 Waltham, MA 02453 Fax:********** Attention: Dennis M. Hanson	With a copy to: Milbank, Tweed, Hadley & McCloy LLP 601 South Figueroa Street, 30th Floor Los Angeles, CA 90017 Fax:********** Attention: Neil J Wertlieb, Esq.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

ARKIVMUSIC, LLC

By:	/s/ Dennis M. Hanson
Dennis M. Hanson Executive Vice President

EXECUTIVE

/s/ Eric Feidner
Eric Feidner